BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is made as of April 30, 2020, from RAW PHARMA, LLC, a Utah limited liability company (“Seller”), to Rocky Mountain Productions, Inc., a Nevada corporation (“Purchaser”). All capitalized terms herein shall have the same meaning as prescribed to them in the Purchase Agreement (defined below).

RECITALS:

A.	Seller and Purchaser entered into an Asset Purchase Agreement dated as of April 30, 2020 (the “Purchase Agreement”).

B.	Pursuant to the Purchase Agreement, Seller has agreed to sell and convey the Acquired Assets (as defined in the Asset Purchase Agreement) to Purchaser as of the date hereof.

C.	This Bill of Sale is executed and delivered pursuant to the Purchase Agreement.

In consideration of the premises and agreements contained herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Owners hereby act and agree as follows:

1.       Conveyance of Assets. Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser and its successors and assigns the Acquired Assets and all rights, titles and interests therein with all appurtenances thereto, TO HAVE AND TO HOLD, unto Purchaser, its successors and assigns forever.

2.       Additional Rights and Obligations of Seller and Owners. Seller hereby agrees and acknowledges that additional rights and obligations of Seller are expressly provided for in the Purchase Agreement, and that the execution and delivery of this Bill of Sale shall not expand, impair or diminish any of the rights or obligations of any of the parties to the Purchase Agreement, as set forth therein. Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

3.       Counterparts. This Bill of Sale may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

“Exhibit B”

4.       Descriptive Headings. The descriptive headings of this Bill of Sale are for convenience of reference only and shall not be deemed to affect the meaning or construction of any provisions hereof.

5.       Governing Law; Attorneys’ Fees. This Bill of Sale shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Texas, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

6.       Successors and Assigns. This Bill of Sale, and all the terms and provisions hereof, shall inure to the benefit of, and be binding upon, the assigns, successors, heirs, executors and administrators of the parties to the Purchase Agreement.

7.       Reformation; Severability. In case any provision hereof shall be invalid, illegal or unenforceable, such provision shall be reformed to best effectuate the intent of the parties to the Purchase Agreement and permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If such provision is not capable of reformation, it shall be severed from this Bill of Sale and the enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, this Note has been executed effective the date and place first written above.

SELLER: RAW PHARMA, LLC

By: /s/ Jesse McMullin

Jesse McMullin - Member

PURCHASER: Rocky Mountain Productions, Inc.

By: /s/ Charles Smith

Charles Smith - C.E.O.

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“Exhibit B”

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